Exhibit 10.19

April 7, 2006

Satish Rishi

[Intentionally Omitted]

[Intentionally Omitted]

Dear	Satish:

We are pleased to offer you a position with Rambus as Vice President of Finance and Chief Financial Officer.

Your starting base salary will be $25,000.00/month, which over a full year would equal $300,000.00. You will also have a target bonus of $200,000.00 annually. You will be eligible for Rambus’ standard benefits package including insurance and 3 weeks annual vacation.

Rambus agrees to reimburse you for up to $250,000.00 for relocation expenses. If you should terminate employment with Rambus for any reason within one year of your relocation, you will be required to repay a pro-rated portion of the amount received.

You will also receive a signing bonus of $120,000.00. This will be payable within 2 weeks of your start date. If you should terminate employment with Rambus for any reason within one year of your date of hire, you will be required to repay a pro-rated portion of the amount received.

Rambus will grant an option to you to purchase 220,000 shares of Rambus stock. The option grant will be made after formal approval by the Compensation Committee on your first day of employment at Rambus. Options vest as follows: no options will vest in the first six months; after six months 10% of options will vest; after that each month options will vest at a linear rate such that all options have vested to you exactly five years after starting with Rambus. This is a standard vesting schedule.

Additionally, Rambus will grant you 40,000 restricted shares under the following vesting schedule: 5,000 vesting on your six month anniversary; 5,000 vesting on your twelve month anniversary; and the remainder vesting annually in equal 10,000 share amounts.

Enclosed is a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Compliance Program and our Code of Business Conduct and Ethics. Please review, sign the acknowledgment forms, and return on your first day of work.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

If you wish to accept employment at Rambus under the terms set out above, please sign and date this letter and return it to me no later than Friday, April 14, 2006, keeping the copy for your records. If you accept our offer we would like you to start as soon as possible.

Satish, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

Sincerely,

Harold Hughes

CEO

I have read and accept the above:

/s/ Harold Hughes	April 7, 2006
Signature	Date Signed

Start Date